EXHIBIT 10.4

EXECUTION VERSION

CONSULTING AND RELEASE AGREEMENT
This Consulting and Release Agreement (this “Agreement”), dated November 1, 2015 is made and entered into by and between Joseph E. Milliron (the “Executive”) and Furmanite Corporation (the “Company”):
WHEREAS, concurrently with the execution of this Agreement, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 1, 2015 by and among the Company, Team, Inc. (the “Acquirer”) and TFA, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Acquirer, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Acquirer.
WHEREAS, the Executive will retire from employment with the Company effective as of immediately following the execution of the Merger Agreement by all parties thereto on November 1, 2015 (the “Retirement Date”).
WHEREAS, the Company and the Executive (the “Parties” and each, a “Party”) desire to enter into a consulting arrangement, a release and waiver in favor of the Company and its affiliates and certain restrictive covenants, in each case on the terms and conditions set forth herein.
WHEREAS, both Parties have read and understand, and desire and intend to be bound by, the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement and other valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
1.Release and Waiver Agreement. The Parties acknowledge and understand that this Agreement is a release and waiver contract and that this document is legally binding. Each Party understands that by signing this Agreement, he or it has read and understood each provision and is agreeing to all of the provisions set forth in this Agreement.
2.    Consultation With Attorney, Review Period and Revocation Period.
(a)     The Executive is advised, and acknowledges that he has been advised, to consult with an attorney before executing this Agreement concerning the meaning, import, and legal significance of this Agreement. The Executive acknowledges that he has read this Agreement and understands its terms, as signified by his signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration expressed in this Agreement.
(b)    The Executive acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider, review, and reflect on the terms of this Agreement. In the event that he executes this Agreement prior to the expiration of the twenty-one (21)-day period, he hereby waives the balance of said period.

(c)    The Executive has seven (7) days in which he may revoke this Agreement after he signs it. This Agreement shall not be effective until the expiration of seven (7) days after Executive signs it without revocation. If the Executive signs and does not revoke this Agreement in accordance with the previous sentence, the eighth (8th) day following the date that the Executive signs this Agreement shall be the “Release Effective Date”. Any amounts payable and benefits to be provided under Section 4(a) of this Agreement shall be paid or provided no sooner than the Release Effective Date, and shall not be provided if the Release Effective Date does not occur. Any revocation of this Agreement must be delivered to the Company, Attention: Legal, at 10370 Richmond Ave. Suite 600, Houston, Texas 77042, before the expiration of seven (7) days after Executive signs this Agreement.
3.    Release. In exchange for the promises and covenants contained in this Agreement, the Parties covenant and agree as follows:
(a)    Release and Waiver by Executive. For and in consideration of the Company’s willingness to enter into the consulting arrangement set forth in Section 4 of this Agreement, as well as the covenants and promises contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Executive, on behalf of himself and his family, assigns, representatives, agents, heirs and attorney, if any, fully, finally, and forever releases, acquits and discharges the Company, along with its former, present and future parents, subsidiaries, and affiliates, and its and their respective predecessors, successors and assigns, if any, as well as its and their respective former and present officers, administrators, directors, shareholders, general or limited partners, representatives, agents, employees and attorneys, if any, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, liabilities, obligations and causes of action of whatever kind or character, whether known or unknown, that the Executive or anyone on his behalf or for his benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorney’s fees and liability or other detriment, if any, whatsoever and whenever incurred or suffered by the Executive arising out of, relating to, or in connection with any transaction, occurrence or omission that transpired before the execution of this Agreement, including, without limitation:
(i)    any claim under federal, state, or local law that provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 198; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. as well as the Older Workers Benefit Protection Act; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Texas Labor Code § 21.001, et seq.; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law, and
(ii)    any compensation claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, intentional infliction of emotional distress, or any other contract, tort, or statutory claim;
provided, that nothing in this Agreement shall be construed as a release by the Executive of any (1) salary earned through the Retirement Date, (2) outstanding expense reimbursement claims as of the Retirement Date in accordance with the Company’s policies, (3) rights under the Company’s 401(k) Plan earned through the Retirement Date, (4) rights under the Company’s medical and dental insurance plan to which Executive is entitled through the Retirement Date, (5) rights of the Executive to indemnification and advance of expenses pursuant to the Company’s bylaws and pursuant to the indemnification assurance agreement between the Parties (the “Indemnification Documents”), (6) rights of the Executive under any insurance policies maintained by the Company, (7) rights of the Executive under this Agreement, (8) any claims arising in relation to the enforcement of this Agreement, (9) any rights of Executive arising out of and relating to the Separation Agreement being executed by the Parties concurrently with this Agreement, and (10) any claims arising after the Release Effective Date.
(b)    The Executive covenants and agrees that he will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any claim covered by the release contained in this Agreement.
(c)    The Parties acknowledge and agree that although Section 3(b) prohibits the Executive from filing a lawsuit concerning claims covered by the release, it does not prohibit the Executive from lodging a complaint with or participating in a proceeding before any governmental agency or challenging whether the release set forth in Section 3(a) was entered into on a knowing and voluntary basis.
(d)    Executive acknowledges and agrees that the Company is under no prior obligation to enter into the consulting arrangement set forth in Section 4 and the Executive was not previously otherwise entitled to receive the consulting fees set forth in Section 4(a) and, further, that the Company’s entrance into such consulting arrangement and payment of such consulting fees constitutes fair and adequate consideration for the execution of this Agreement.
4.    Consulting Services.
(a)    During the period commencing on the Retirement Date and ending on August 31, 2016 (the “Consulting Period”), the Executive shall serve as a consultant to the Company and shall be available to provide such advice to the Chief Executive Officer of the Company regarding transition matters and other matters as to which the Executive was involved while employed by the Company as the Chief Executive Officer may reasonably request from time to time. The Parties expect that the level of services to be provided by the Executive during the Consulting Period will be no more than twenty percent (20%) of the average level of services performed by the Executive as Chief Executive Officer of the Company (and, before his appointment as Chief Executive Officer, as President and Chief Operating Officer of the Company) during the thirty-six (36) months immediately preceding the Retirement Date. As compensation during the Consulting Period, and subject to the Executive providing the services described in the first sentence of this Section 6(a), the Company shall pay to the Executive a fee at the rate of $25,000 per month (prorated for partial months during the Consulting Period), payable in advance no later than the first business day of the applicable calendar month during the Consulting Period. During the Consulting Period, the Company shall reimburse the Executive, in accordance with its standard reimbursement policies, for ordinary and reasonable expenses incurred by the Executive in the course of providing consulting services pursuant to this paragraph.
(b)    The Parties acknowledge and agree that during the Consulting Period the Executive will be an independent contractor and will not be an employee, agent or authorized representative of the Company. The Executive shall have no authority to bind the Company to any contract, agreement or obligations whatsoever, and shall not participate in any employee benefit plan, policy or arrangement of the Company other than in his capacity as former employee. The Executive shall be responsible for preparing and filing such federal and state income and other tax returns as may be required to be prepared and filed by the Executive and shall pay such federal and state income, self-employment and other taxes as may be required to be paid by the Executive under applicable laws in connection with this Agreement, if any.
5.    Noncompetition. During the period commencing on the Retirement Date and ending on March 31, 2016 (the “Restricted Period”), the Executive will not, in any locale in the United States in which the Company or its affiliates operated as of the Retirement Date, directly or indirectly, provide services, whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise, to any domestic or international business or firm that is engaged or has plans to become engaged in any line of business in which the Company or any of its affiliates is engaged as of the Retirement Date. Notwithstanding the foregoing, during the Restricted Period the Executive may own up to three (3) percent of the outstanding securities of any publicly traded company.
6.    Nondisparagement; Cooperation. The Executive agrees to refrain from, and the Company agrees that its directors and executive officers will refrain from, engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other party hereto. Such conduct shall include, but not be limited to, any negative statements made verbally or in writing by the Executive about the Company or any of the Released Parties, or by any such director or executive officer about the Executive. The foregoing notwithstanding, neither this Agreement nor any other Company agreement or policy shall prohibit Executive from making a good faith report or related disclosures to any governmental agency or entity regarding potential violations of applicable federal, state or local law or to take other actions protected as whistleblower activity under applicable law. Executive is not required to notify the Company of these reports or disclosures. In addition to the Executive’s consulting duties as described in Section 4(a), the Executive agrees to cooperate with the Company and its advisors in connection with business matters in which the Executive was involved or any claims, investigations, administrative proceedings or lawsuits which relate to his employment with the Company and of which the Executive has knowledge. Any request for cooperation will be upon reasonable advance notice. The Company shall pay Executive’s reasonable out of pocket expenses in connection with such cooperation.
7.    Property and Confidential Information.

(a)    The Executive acknowledges that the Company has furnished, and may continue to furnish, him with information (the “Confidential Information”) that is secret, non-public or otherwise confidential, including without limitation: the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret, or proprietary character, and which was either developed by the Company, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing the Company’s customers; claims or potential claims by or against the Company or any other Released Party, strategies and future plans, and corporate governance matters. In consideration of receiving and retaining payments or benefits under this Agreement, the Executive shall not disclose to anyone, including without limitation, any person, firm, corporation or other entity, or publish, or use for any purpose, any Confidential Information, except as explicitly authorized in writing by the Company. The Executive agrees that if it appears that the Executive will be compelled by law or judicial process to disclose any Confidential Information to avoid potential liability, the Executive will notify the Company in writing immediately upon the Executive’s receipt of a subpoena or other legal process and will cooperate with the Company to minimize publication of the subject Confidential Information.
(b)    The Executive acknowledges that the Proprietary Information, Inventions and Non-Solicitation Agreement by and between the Company and the Executive dated as of August 8, 2005 (the “Non-Solicitation Agreement”) remains in full force and effect.
8.    Choice Of Law And Venue. The Parties agree that the Agreement shall be performed in Harris County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be (a) so long as the Executive resides in Texas, in the courts of the county in which Executive resides or (b) if Executive does not reside in Texas, the courts of Harris County, Texas.
9.    Entire Agreement. This Agreement, along with the Separation Agreement, being executed concurrently herewith (the “Concurrent Agreements”), constitute the entire understanding and agreement of the Parties, and supersedes all prior understandings and agreements, if any, among or between the Parties with respect to the subject matter of the Concurrent Agreements. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter of the Concurrent Agreements between the Parties that are not fully expressed or incorporated by reference in the Concurrent Agreements. Notwithstanding the foregoing, any existing agreements between Executive and the Company or any of its subsidiaries or affiliates with respect to confidentiality, proprietary information, inventions, non-competition or non-solicitation, including without limitation the Non-Solicitation Agreement, shall remain in full force and effect.
10.    Amendments. Any modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party. This Agreement cannot be changed or terminated orally, but may be changed only through a written document executed by both Parties.

11.    Severability. If any term of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.
12.    Disputes Relating to Agreement. If any action at law or in equity, including without limitation an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in the action shall recover from the adverse party his or its actual damages and reasonable costs and expenses, including without limitation reasonable attorneys’ fees incurred in connection with the action. In the event of the violation or threatened violation of any of the covenants or promises in this Agreement, the non-breaching Party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining the violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching Party, at law or in equity. This Agreement shall be enforceable by Company and the Acquirer and their assignees, as well as Executive and his heirs.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

FURMANITE CORPORATION

By:    /s/ Jeffery G. Davis
_____________________________
Name: Jeffery G. Davis
Title: Interim Executive Chairman

EXECUTIVE

/s/ Joseph E. Milliron
___________________________________
Joseph E. Milliron

[Consulting and Release Agreement Signature Page]